Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among
\

ATLANTIC COAST FINANCIAL CORPORATION,

ATLANTIC COAST BANK,

BOND STREET HOLDINGS, INC.

and

FLORIDA COMMUNITY BANK, N.A.

February 25, 2013

TABLE OF CONTENTS

Article I The Company Merger		1
1.01	The Company Merger	1
1.02	Reservation of Right to Revise Structure	2
1.03	Effective Time	2
Article II The Subsidiary Merger		3
2.01	The Subsidiary Merger	3
2.02	Effective Time of Subsidiary Merger	3
Article III Consideration		3
3.01	Consideration	3
3.02	Rights as Stockholders; Stock Transfers	4
3.03	Exchange Procedures	5
3.04	Treatment of Options and Restricted Stock	7
Article IV Actions Pending the Company Merger and Subsidiary Merger		8
4.01	Forbearances of AC Financial and its Subsidiaries	8
4.02	SEC Documents	11
Article V Representations and Warranties		12
5.01	Disclosure Schedules	12
5.02	Representations and Warranties of AC Financial and AC Bank	12
5.03	Representations and Warranties of Bond Street and FCB	31
Article VI Covenants		33
6.01	Commercially Reasonable Efforts	33
6.02	Regulatory Matters	33
6.03	Access to Information	34
6.04	Stockholder Approval	34
6.05	Acquisition Proposals	35
6.06	Press Releases	37
6.07	Title Insurance and Surveys	37
6.08	Notification of Certain Matters	37
6.09	Employee Benefits	37
6.10	Compliance	38
6.11	Employment Agreements	38
6.12	Employee Matters	38
6.13	Directors’ and Officers’ Indemnification and Insurance	39
Article VII Conditions to Consummation of the Company Merger		40
7.01	Conditions to Each Party’s Obligation to Effect the Company Merger	40
7.02	Conditions to Obligation of AC Financial	41
7.03	Conditions to Obligation of Bond Street	42
Article VIII Closing		42
8.01	Deliveries by AC Financial at Closing	42
8.02	Deliveries by Bond Street at the Closing	43

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Article IX Termination		44
9.01	Termination	44
9.02	Effect of Termination and Abandonment	45
9.03	Liquidated Damages	45
Article X Miscellaneous		46
10.01	Survival of Representations, Warranties and Agreements	46
10.02	Expenses	46
10.03	Notices	46
10.04	Interpretation	48
10.05	Counterparts	48
10.06	Amendment	48
10.07	Extension; Waiver	48
10.08	Entire Agreement	48
10.09	Governing Law	48
10.10	Severability	49
10.11	Assignment; Third Party Beneficiaries	49
10.12	Specific Performance; Jurisdiction	49

Exhibit A	Plan of Merger
Exhibit B	Form of Agreement and Plan of Merger for Subsidiary Merger
Exhibit C	Summary Terms of Escrow Agreement
Exhibit D	Form of Opinion of Bond Street’s Counsel
Exhibit E	Form of Opinion of AC Financial’s Counsel

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 25, 2013, by and among Atlantic Coast Financial Corporation, a Maryland corporation (“AC Financial”), Atlantic Coast Bank, a federal savings bank (“AC Bank”), Bond Street Holdings, Inc., a Delaware corporation (“Bond Street”), and Florida Community Bank, N.A., a national banking association (“FCB”).

W I T N E S S E T H:

A.           The parties desire to effect (i) a merger of AC Financial with and into Bond Street, with Bond Street being the surviving entity in such merger (the “Company Merger”), and (ii) a merger of AC Bank with and into FCB, with FCB being the surviving entity in such merger (the “Subsidiary Merger”).

B.           AC Financial has 100,000,000 authorized shares of common stock, par value $0.01 per share (“AC Financial Common Stock”), of which 2,629,061 shares are presently issued and outstanding, and 25,000,000 authorized shares of preferred stock, par value $0.01 per share (“AC Financial Preferred Stock” and collectively with the AC Financial Common Stock, “AC Financial Shares”), of which no shares are presently issued and outstanding.

C.           AC Financial owns all of the issued and outstanding shares of AC Bank’s common stock, par value $0.01 per share (“AC Bank Common Stock”).

D.           The respective Boards of Directors of AC Financial, AC Bank, Bond Street and FCB each have determined that it is in the best interests of their respective organizations and stockholders to effect such mergers.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

Article I
The Company Merger

1.01         The Company Merger.  At the Effective Time (as defined herein), the Company Merger contemplated by this Agreement shall occur and in furtherance thereof:

(a)           Structure and Effects of the Company Merger.  In accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the General Corporation Law of the State of Maryland (the “MGCL”), AC Financial shall merge with and into Bond Street, and the separate corporate existence of AC Financial shall thereupon cease.  Bond Street shall be the surviving corporation in the Company Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Bond Street with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Company Merger.

(b)           Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of Bond Street, as in effect immediately prior to the Effective Time, shall continue to be the certificate of incorporation of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof and the DGCL.

(c)           Bylaws.  At the Effective Time, the bylaws of Bond Street, as in effect immediately prior to the Effective Time, shall continue to be the bylaws of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof, the certificate of incorporation of Bond Street and the DGCL.

(d)           Directors.  At the Effective Time, the directors of Bond Street immediately prior to the Effective Time shall continue to be the directors of the Surviving Corporation following the Company Merger, to hold office until such time as their respective successors shall be duly elected and qualified.

(e)           Officers.  At the Effective Time, the officers of Bond Street immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation following the Company Merger, to hold their respective offices at the pleasure of the Board of Directors of the Surviving Corporation.

1.02          Reservation of Right to Revise Structure.  At Bond Street’s election, the Company Merger may alternatively be structured so that AC Financial is merged with and into a direct or indirect wholly-owned Subsidiary (as defined herein) of Bond Street, or such a direct or indirect wholly-owned subsidiary of Bond Street is merged with and into AC Financial; provided, however, that no such change shall (x) alter or change the amount or form of Merger Consideration (as defined in Section 3.01(a)) or the treatment of the holders of the AC Financial Common Stock, including tax consequences, or (y) materially impede or delay consummation of the transactions contemplated by this Agreement, including regulatory approvals, or cause any condition to Closing not to be satisfied.  In the event of such an election, the parties agree to execute an amendment to this Agreement as reasonably necessary or appropriate in order to reflect such election.

1.03          Effective Time.  The Company Merger shall become effective on the date and at the time shown on the Certificate of Merger required to be filed in the office of the Secretary of State of the State of Delaware and the Articles of Merger required to be filed in the office of the Department of Assessments and Taxation of the State of Maryland, each including the Plan of Merger in the form attached hereto as Exhibit A, effecting the Company Merger (the “Effective Time”).  Subject to the terms of this Agreement, the parties shall cause the Company Merger to become effective (a) on the date that is the last Business Day of the calendar month in which the last of all required regulatory and stockholder approvals of the Company Merger and the Subsidiary Merger have been received and all required waiting periods have expired or been waived or terminated, or (b) on such other date as the parties may agree in writing (the “Effective Date”).  The Closing (as defined herein) shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, unless another place is agreed upon in writing by the parties.  For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banking organizations in the City of New York are required or authorized by law to be closed.

Article II
The Subsidiary Merger

2.01         The Subsidiary Merger.  Immediately after the Effective Time or as soon thereafter as possible, the Subsidiary Merger contemplated by this Agreement shall occur and in furtherance thereof:

(a)           Structure and Effects of the Subsidiary Merger.  AC Bank shall merge with and into FCB on the terms and conditions set forth in the Agreement and Plan of Subsidiary Merger in the form attached hereto as Exhibit B (the “Subsidiary Merger Agreement”), and the separate corporate existence of AC Bank shall thereupon cease.  FCB shall be the surviving bank in the Subsidiary Merger (sometimes hereinafter referred to as the “Surviving Bank”) and shall continue to be governed by federal law, and the separate existence of FCB with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Subsidiary Merger.  The Subsidiary Merger shall have the effects specified in Section 215c of the National Bank Act of 1864, as amended (the “NBA”).

(b)           Articles of Association.  The articles of association of FCB, as in effect immediately prior to the effective time of the Subsidiary Merger, shall continue to be the articles of association of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof and the NBA.

(c)           Bylaws.  The bylaws of FCB, as in effect immediately prior to the effective time of the Subsidiary Merger, shall continue to be the bylaws of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof, the articles of association of FCB and the NBA.

(d)           Directors.  The directors of FCB immediately prior to the effective time of the Subsidiary Merger shall continue to be the directors of the Surviving Bank following the Subsidiary Merger, to hold office until such time as their respective successors shall be duly elected and qualified.

(e)           Officers.  The officers of FCB immediately prior to the effective time of the Subsidiary Merger shall continue to be the officers of the Surviving Bank following the Subsidiary Merger, to hold their respective offices at the pleasure of the Board of Directors of the Surviving Bank.

2.02         Effective Time of Subsidiary Merger.  The Subsidiary Merger shall become effective on a date specified by the Office of the Comptroller of the Currency (the “OCC”) pursuant to the NBA.  Subject to the terms of this Agreement, the parties shall cause the Subsidiary Merger to become effective on the Effective Date but after the Effective Time, or as soon as possible thereafter.

Article III
Consideration

3.01         Consideration.  Subject to the terms and conditions of this Agreement, at the Effective Time:

(a)           Each share of AC Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled as provided in Section 3.01(c) and other than any Dissenting Shares (as defined herein)), shall, by virtue of the Company Merger, be converted into the right to receive $5.00 in cash (the “Merger Consideration”), including (i) $3.00 in cash (the “Immediate Merger Consideration”) payable upon Closing and (ii) $2.00 in cash (the “Escrowed Merger Consideration”) to be placed in escrow by Bond Street pursuant to an Escrow Agreement on substantially the terms attached hereto as Exhibit C (the “Escrow Agreement”).

(b)           All shares of AC Financial Common Stock shall cease to be outstanding and shall be cancelled and cease to exist. Each holder of a certificate which immediately prior to the Effective Time represented any such shares of AC Financial Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of AC Financial Common Stock (other than shares to be cancelled as provided in Section 3.01(c) and other than any Dissenting Shares), except the right to receive the Merger Consideration upon the surrender of such Certificate.

(c)           Each share of AC Financial Common Stock owned directly by Bond Street, any Subsidiary of Bond Street (including FCB), AC Financial or any Subsidiary of AC Financial (other than shares held in trust accounts, managed accounts, custodial or nominee accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) at the Effective Time shall, by virtue of the Company Merger, cease to be outstanding and shall be cancelled and cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(d)           Notwithstanding anything in this Agreement to the contrary, shares of AC Financial Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who has the right to demand and has properly demanded payment for and an appraisal of such shares in accordance with Sections 3-202 and 3-203 of the MGCL (or any successor provision) (“Dissenting Shares”) shall not be converted into a right to receive Merger Consideration, but shall have the rights set forth in Section 3-202 of the MGCL (or any successor provision) unless such holder fails to perfect or otherwise loses such holder’s right to such payment or appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to payment or appraisal, each such share held by such holder shall be converted as of the Effective Time into the right to receive Merger Consideration in accordance with this Section 3.01. AC Financial shall give prompt notice to Bond Street of any demands received by AC Financial for appraisal of shares of AC Financial Common Stock, withdrawals of such demands and any other instruments relating to appraisal rights delivered pursuant to the MGCL and received by AC Financial, and Bond Street shall have the right to participate in all negotiations and proceedings with respect to such demands. AC Financial shall not, except with the prior written consent of Bond Street, make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

3.02         Rights as Stockholders; Stock Transfers.  At the Effective Time, holders of AC Financial Common Stock shall cease to be stockholders of AC Financial, and shall have no rights as stockholders of AC Financial, other than the right to receive the Merger Consideration for each share of AC Financial Common Stock, as provided under this Article III.  After the Effective Time, there shall be no transfers on the stock transfer books of AC Financial or the Surviving Corporation of AC Financial Common Stock.

3.03         Exchange Procedures.

(a)           Deposit of Merger Consideration.  Bond Street shall appoint an agent, who shall be reasonably acceptable to AC Financial (the “Exchange Agent”), for the purpose of exchanging Certificates for the Merger Consideration.  Bond Street shall appoint an escrow agent, who shall be reasonably acceptable to AC Financial (the “Escrow Agent”), for the purpose of holding and disbursing the Escrowed Merger Consideration.  Prior to the Effective Time, (i) Bond Street shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article III, an amount of cash sufficient to make all payments of the Immediate Merger Consideration pursuant to Section 3.01(a)(i) (such cash amount, the “Exchange Fund”) and (ii) Bond Street and AC Financial shall authorize, execute and deliver the Escrow Agreement and Bond Street shall deposit with the Escrow Agent, for the benefit of the holders of Certificates, an amount sufficient to make all payments of the Escrowed Merger Consideration pursuant to Section 3.01(a)(ii) and the terms of such Escrow Agreement (such cash amount, the “Escrow Fund”).  The cash deposited with the Exchange Agent pursuant to this Section 3.03(a) shall be invested by the Exchange Agent as directed by Bond Street and the cash deposited with the Escrow Agent pursuant to this Section 3.03(a) shall be invested by the Escrow Agent as directed by Bond Street; provided in each case that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of shares of AC Financial Common Stock, and following any losses realized with respect to such investments Bond Street shall promptly, but in any event within five (5) Business Days, provide additional funds to the Exchange Agent or the Escrow Agent, as the case may be, for the benefit of the stockholders of AC Financial in the amount of any such losses and (b) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income in respect of the Exchange Fund or the Escrow Fund, as the case may be, and such investments will be the sole property of Bond Street and will be payable to or at the direction of Bond Street.

(b)           Exchange of Shares.  i)  As soon as reasonably practicable after the Effective Time, and in no event more than five (5) Business Days thereafter, Bond Street shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration therefor. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, (x) the holder of such Certificate shall be entitled to receive in exchange therefor the Immediate Merger Consideration for each share of AC Financial Common Stock formerly represented by such Certificate, (y) the holder of such Certificate shall be identified in a register maintained by the Exchange Agent for the purpose of identifying each former holder of shares of AC Financial Common Stock as the person who has the right to receive a payment from the Escrow Fund of Escrowed Merger Consideration pursuant to Section 3.01(a)(ii) in respect of each share of AC Financial Common Stock formerly represented by such Certificate, and (z) such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates on the Merger Consideration payable upon the surrender of the Certificates.  Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(ii)           If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

(iii)           Any portion of the Exchange Fund that remains unclaimed by the holders of AC Financial Common Stock for more than twelve (12) months after the Effective Time, and any portion of the Escrow Fund that remains unclaimed by the holders of AC Financial Common Stock (or otherwise disbursed in accordance with the Escrow Agreement) for more than twelve (12) months after such amount was first provided to be paid to holders of AC Financial Common Stock or otherwise disbursed in accordance with the Escrow Agreement, shall be promptly paid to Bond Street. Any holders of AC Financial Common Stock who have not theretofore complied with this Section 3.03 shall thereafter look only to Bond Street for payment of the Merger Consideration deliverable in respect of each share of AC Financial Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Bond Street, AC Financial, the Exchange Agent, the Escrow Agent or any other person shall be liable to any former holder of shares of AC Financial Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of AC Financial Common Stock immediately prior to such time when the amounts would, pursuant to applicable law, otherwise escheat to or become property of any Governmental Authority (as defined herein) shall become, to the extent permitted by applicable law, the property of Bond Street free and clear of any claims or interest of any person previously entitled thereto.

(iv)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Bond Street, the posting by such person of a bond in such amount as Bond Street may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement, payable as and when disbursed to other former holders of AC Financial Common Stock.

(v)           Bond Street, the Exchange Agent or the Escrow Agent will be entitled to deduct and withhold from the Merger Consideration payable pursuant to this Agreement to any holder of AC Financial Common Stock (including, for the avoidance of doubt, from any amount payable pursuant to the Escrow Agreement out of the Escrow Fund) such amounts as Bond Street, the Exchange Agent or the Escrow Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of any other U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Bond Street, the Exchange Agent or the Escrow Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the AC Financial Common Stock in respect of whom such deduction and withholding were made by Bond Street, the Exchange Agent or the Escrow Agent.

(vi)           With respect to shares of AC Financial Common Stock issued upon conversion of shares of AC Federal (as defined herein) as indicated in the books and records of AC Financial’s transfer agent for which no certificate previously representing shares of AC Financial Common Stock, as indicated in such books and records, has been surrendered and cancelled and, accordingly, no certificate representing shares of AC Financial Common Stock has been issued and delivered to the holder, reasonable provision shall be made for the surrender of such certificates previously representing shares of AC Federal, substantially in accordance with this Section 3.03, in exchange for the Merger Consideration in respect of the shares of AC Financial Common Stock into which such shares of AC Federal were previously converted, payable as and when disbursed to other former holders of AC Financial Common Stock.

3.04         Treatment of Options and Restricted Stock.

(a)           Options.  At the Effective Time, each outstanding option (each, an “AC Financial Stock Option”) to purchase shares of AC Financial Common Stock under any and all plans of AC Financial under which stock options or awards of restricted stock have been granted and are outstanding (collectively, the “AC Financial Stock Plans”) shall vest and holders of AC Financial Stock Options shall be entitled to receive in respect of any such AC Financial Stock Option (a) to the extent, if any, that the exercise price of such AC Financial Stock Option is less than $3.00, cash in an amount equal to the excess of (i) $3.00 over (ii) such exercise price (the “Immediate Stock Option Consideration”), and (b) to the extent, if any, that the exercise price of such AC Financial Stock Option is less than $5.00, the right to receive, as and when payment of the Escrowed Merger Consideration is otherwise disbursed to former holders of AC Financial Common Stock in accordance with the terms of the Escrow Agreement, a payment equal to the excess, if any, of (i) the Escrow Payment Amount (as defined in the Escrow Agreement) per share of AC Financial Common Stock over (ii) (x) the exercise price of such AC Financial Stock Option minus (y) $3.00 (provided that (ii) shall be not less than zero) (the “Escrowed Stock Option Consideration”).  In no event shall any Immediate Merger Consideration be payable in respect of any AC Financial Stock Option with an exercise price of $3.00 or more, and in no event shall any Escrowed Merger Consideration be disbursed, or shall any Merger Consideration in any form be payable, in respect of any AC Financial Stock Option with an exercise price of $5.00 or more.  All AC Financial Stock Options shall be terminated as of the Effective Time.  Bond Street shall have no obligation to make any additional grants or awards under the AC Financial Stock Plans.

(b)           Restricted Stock.  At the Effective Time, each outstanding restricted share of AC Financial Common Stock (“AC Financial Restricted Stock”) issued under any and all AC Financial Stock Plans shall vest and holders of such AC Financial Restricted Stock shall be entitled to receive in respect of any such AC Financial Restricted Stock, the Merger Consideration, payable as and when disbursed to the other former holders of AC Financial Common Stock.

Article IV
Actions Pending the Company Merger and Subsidiary Merger

4.01         Forbearances of AC Financial and its Subsidiaries.  From the date hereof until the earlier of the termination of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or the Disclosure Schedules (as defined herein), without the prior written consent of Bond Street, neither AC Financial nor any of its Subsidiaries will:

(a)           Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b)           Capital Stock.  Other than as set forth in Section 4.01(b) of the Disclosure Schedules:

(1)           Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of AC Financial or any of its Subsidiaries or any rights to subscribe for or purchase shares of capital stock of AC Financial or any of its Subsidiaries or any other capital stock, or securities convertible into or exchangeable for any capital stock, of AC Financial or any of its Subsidiaries, except pursuant to the exercise of AC Financial Stock Options outstanding prior to the date hereof or the allocation of shares under AC Financial’s employee stock ownership plan to the extent such shares are issued and outstanding on the date hereof;

(2)           Permit any additional shares of capital stock of AC Financial or any of its Subsidiaries to become subject to grants of employee or director stock options, restricted stock grants, “phantom stock” rights or similar stock-based employee or director rights;

(3)           Repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of AC Financial or any of its Subsidiaries;

(4)           Effect any recapitalization, reclassification, stock split or like change in capitalization;

(5)           Form or make any investment in any new Subsidiary; or

(6)           Enter into, or take any action to cause, encourage or facilitate any holders of AC Financial Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of AC Financial Shares to vote any AC Financial Shares, or cooperate in any formation of any voting trust or similar arrangement relating to such shares.

For purposes of this Agreement, “Subsidiaries” of any entity means all those corporations, associations, partnerships, limited liability companies or other business entities of which the entity in question either (i) owns or controls 25% or more of the outstanding equity securities either directly or through a chain of entities as to each of which 25% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, that there shall not be included any such entity the equity securities of which are owned or controlled solely in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a manager or managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees general partners, managers or managing members thereof.  For the avoidance of doubt, the “Subsidiaries” of AC Financial shall include AC Bank.

(c)           Dividends.  Make, declare, pay or set aside for payment any dividend or distribution.

(d)           Compensation; Employment Contracts.  Except for commitments set forth in Section 4.01(d) of the Disclosure Schedules, enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contract with any director, officer or employee of, or independent contractor or consultant to, AC Financial or any of its Subsidiaries, or grant any material salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except for (1) changes that are required by applicable law or (2) changes specifically contemplated by this Agreement.

(e)           Benefit Plans.  Enter into, establish, adopt, amend, modify, renew or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee or director benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such contract, plan or arrangement, in respect of any current or former director, officer or employee of, or independent contractor or consultant to AC Financial or any of its Subsidiaries (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or under any such contract, plan or arrangement, (2) as are specifically contemplated by this Agreement, or (3) for cash payments in the ordinary course of business consistent with past practice in an amount not to exceed $250,000 in the aggregate.

(f)           Dispositions.  Except as set forth in Section 4.01(f) of the Disclosure Schedules, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any portion of its assets, business or properties with a fair market value in excess of $100,000 individually or $500,000 in the aggregate.

(g)           Acquisitions.  Except (1) pursuant to contracts set forth in Section 4.01(g) of the Disclosure Schedules, (2) for short-term investments for cash management purposes, (3) pursuant to bona fide hedging transactions, (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, (5) for supplies and other assets used in the ordinary course of business to support operations and existing infrastructure of AC Financial and its Subsidiaries and (6) for readily marketable securities, in each case of any of (1) through (6) in the ordinary course of business consistent with past practice, neither AC Financial nor any of its Subsidiaries will acquire any assets or properties of another person in any one transaction or series of related transactions.

(h)           Governing Documents.  Amend the articles of incorporation, charter, bylaws or other governing documents.

(i)           Accounting Methods.  Implement or adopt any change in accounting principles, practices or methods other than as may be required by generally accepted accounting principles in the United States (“GAAP”), as concurred with by AC Financial’s or such Subsidiary’s independent auditors, or as required by any U.S. Governmental Authority with authority over AC Financial or its Subsidiaries in regulatory filings or other documents.

(j)           Contracts.  Enter into any material contract or renew or terminate, or amend or modify in any material respect, any of its existing material contracts, except as set forth in Section 4.01(j) of the Disclosure Schedules (which material contracts shall be deemed to include, in addition to any contract which is otherwise material, any contract or group of related contracts providing for payments from or to AC Financial and its Subsidiaries in excess of $100,000 per annum or $250,000 over the remaining term thereof).

(k)           Claims.  Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, of less than $250,000.

(l)           Risk Management.  Except as required by applicable law, regulation or written regulatory order, (1) implement or adopt any material change in interest rate risk management, risk management of financial derivatives, model risk management and hedging and other risk management policies, procedures or practices or (2) fail to follow in any material respect its existing policies, procedures or practices with respect to managing its exposure to interest rate and other risk.

(m)           Indebtedness.  (1) Incur any indebtedness for borrowed money, or (2) other than in the ordinary course of business consistent with past practice, (x) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (y) cancel, release, assign or modify any material amount of indebtedness of any other person.

(n)           Loans.  Other than (1) existing commitments disclosed in Section 4.01(n) of the Disclosure Schedule or individual loans purchased under AC Financial’s existing warehouse lending lines of credit as disclosed therein, (2) extension of any existing loan outstanding as of September 30, 2012 for an additional term of up to twelve (12) months and (3) other loans for terms of not more than twelve (12) months in an aggregate amount not to exceed $25,000,000, make any Loan (as defined herein) or advance in excess of $1,000,000 or renew any (i) existing Loan in excess of $1,000,000 with a rating of Special Mention or lower or (ii) other existing Loan in excess of $2,500,000, in each case other than residential mortgage loans or commercial mortgage loans in the ordinary course of business consistent with lending policies as in effect on the date hereof in an amount not to exceed $1,000,000 in the aggregate to any borrower or group of affiliated borrowers.

(o)           Adverse Actions.  Take any action that is intended or is reasonably likely to result in (A) the representations and warranties of AC Financial or AC Bank set forth in this Agreement being or becoming untrue or incorrect in any respect, (B) any of the conditions to the Company Merger set forth in Article VII not being timely satisfied, or (C) a material breach of any provision of this Agreement, except, in each case, as may be required by applicable law.

(p)           Interest Rates.  Increase the rate of interest paid by AC Bank or any of its Subsidiaries on any certificate of deposit with a term of more than fifteen (15) months.

(q)           Capital Expenditures.  (1) Make any capital expenditures, or (2) other than in the ordinary course of business consistent with past practice, incur any other non-interest expense, individually in excess of $100,000 or in the aggregate in excess of $250,000, except as set forth in Section 4.01(q) of the Disclosure Schedules.

(r)           Severance or Other Agreements.  Take steps prior to the Effective Date to terminate any director, officer or employee of, or independent contractor or consultant to, AC Financial or any of its Subsidiaries, or take steps that would entitle any such person to resign and receive severance or other benefits under any employment, change of control, severance, salary continuation or other agreement that provides benefits upon termination of employment or similar benefits, including acceleration or vesting or termination of risk of forfeiture of any equity award or compensation.

(s)           Commitments.  Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (r).

4.02         SEC Documents.  From the date hereof until the earlier of the termination of this Agreement and the Effective Time, AC Financial shall, and shall cause its Subsidiaries to, file or cause to be filed all AC Financial SEC Documents (as defined herein) required to be filed pursuant to the Securities Act (as defined herein) or the Exchange Act (as defined herein) (a) in compliance as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, (b) not containing any untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) where required by the Securities Act or the Exchange Act, as applicable, containing balance sheets and statements of condition of AC Financial that fairly present the financial position of AC Financial and its Subsidiaries as of their respective dates, and statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of AC Financial that fairly present the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of AC Financial and its Subsidiaries for periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject in the case of unaudited statements to normal recurring year-end audit adjustments which are not material in nature or amount.

Article V
Representations and Warranties

5.01         Disclosure Schedules.  On or prior to the date hereof, AC Financial and AC Bank have delivered to Bond Street, and Bond Street and FCB have delivered to AC Financial, schedules (respectively, the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express disclosure requirement contained in a provision hereof or (2) as an exception to one or more representations or warranties contained in Sections 5.02 or 5.03, or to one or more of covenants contained in Article IV.  Any item disclosed on any section of the Disclosure Schedule is deemed to be fully disclosed with respect to each other section of the Disclosure Schedule under which such item may be relevant as and to the extent that it is reasonably clear on the face of such disclosure that such item applies to such other section of the Disclosure Schedule.

5.02         Representations and Warranties of AC Financial and AC Bank.  Except as set forth in the Disclosure Schedules (which Disclosure Schedules shall identify the specific section of this Agreement to which such disclosure pertains), AC Financial and AC Bank hereby represent and warrant, jointly and severally, to Bond Street and FCB as follows:

(a)           Organization and Capital Stock.

(1)           AC Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.  AC Financial is a savings and loan holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Home Owners’ Loan Act, as amended, duly licensed and authorized to conduct business under the laws of the State of Maryland. AC Financial is duly qualified to conduct business in each jurisdiction where the nature of AC Financial’s business requires such qualification under applicable law unless such failure would not have a Material Adverse Effect on AC Financial.

(2)           The authorized capital stock of AC Financial consists of (i) 100,000,000 shares of AC Financial Common Stock, of which 2,629,061 shares are issued and outstanding as of the date hereof, and (ii) 25,000,000 shares of AC Financial Preferred Stock, of which no shares are issued and outstanding as of the date hereof.  All of the issued and outstanding AC Financial Shares are duly and validly issued and outstanding and are fully paid and non-assessable.  None of the outstanding AC Financial Shares has been issued in violation of any preemptive or similar rights of the current or past stockholders of AC Financial or any other person.

(3)           Except as set forth in Section 5.02(a)(3) of the Disclosure Schedules, there are no shares of AC Financial Common Stock, AC Financial Preferred Stock, or other capital stock or equity securities of AC Financial outstanding and no outstanding options, warrants, rights to purchase or acquire for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, AC Financial Shares or other capital stock of AC Financial or contracts, commitments, understandings or arrangements by which AC Financial is or may be obligated to issue additional shares of capital stock or options, warrants or rights to purchase or acquire or securities or rights convertible into or exchangeable for, any additional shares of capital stock.

(4)           Except as set forth in Section 5.02(a)(4) of the Disclosure Schedules, each certificate representing AC Financial Shares issued by AC Financial in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by AC Financial only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such stockholder indemnifying AC Financial against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

(b)           Authorization and No Default.

(1)           AC Financial’s Board of Directors has, by all appropriate action, approved this Agreement and the Company Merger and authorized the execution of this Agreement on behalf of AC Financial by its duly authorized officers and the performance by AC Financial of its obligations hereunder.  AC Bank’s Board of Directors and AC Financial, as the sole stockholder of AC Bank, have, by all appropriate action, approved this Agreement, the Subsidiary Merger Agreement and the Subsidiary Merger and authorized the execution hereof and of the Subsidiary Merger Agreement on behalf of AC Bank by its duly authorized officers and the performance by AC Bank of its obligations hereunder and under the Subsidiary Merger Agreement.  Nothing in the articles of incorporation, charter or bylaws of AC Financial or AC Bank, as amended, as applicable, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either AC Financial or AC Bank, as applicable, is bound or subject would prohibit either AC Financial or AC Bank, as applicable, from consummating this Agreement, the Company Merger or the Subsidiary Merger on the terms and conditions herein contained.  This Agreement has been duly and validly executed and delivered by AC Financial and AC Bank and constitutes a legal, valid and binding obligation of AC Financial and AC Bank, enforceable against AC Financial and AC Bank in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by judicial discretion in applying principles of equity.  No other corporate acts or proceedings are required to be taken by AC Financial (except for approval by AC Financial’s stockholders) or AC Bank to authorize the execution, delivery and performance of this Agreement and the Subsidiary Merger Agreement.  Except for the requisite approval of the OCC and the Federal Reserve, no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by AC Financial or the Subsidiary Merger by AC Bank.  Except as set forth in Section 5.02(b)(1) of the Disclosure Schedules, AC Financial and AC Bank are neither in default under, nor in violation of, any provision of their respective articles of incorporation, charter or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which could not individually or in the aggregate have a Material Adverse Effect on AC Financial or AC Bank.

(2)           As used in this Agreement, the term “Material Adverse Effect” means (a) with respect to AC Financial, AC Bank or any of their respective Subsidiaries, any event, development, change or effect that (x) is material and adverse to the business, results of operations or financial condition of AC Financial and its Subsidiaries, taken as a whole or (y) prevents, materially delays or inhibits, or would be reasonably likely to prevent, materially delay or inhibit, AC Financial or AC Bank from consummating the transactions contemplated hereby, including the Company Merger and the Subsidiary Merger, and (b) with respect to Bond Street or FCB, any event, development, change or effect that prevents or materially delays or inhibits, or would be reasonably likely to prevent or materially delay or inhibit, Bond Street or FCB from consummating the transactions contemplated hereby, including, the Company Merger and the Subsidiary Merger; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect resulting from or attributable to (i) this Agreement (including the announcement thereof) or the transactions contemplated hereby, (ii) expenses and costs incurred in connection with the transactions contemplated hereby as permitted hereunder, (iii) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (iv) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, and (v) actions or omissions of AC Financial (or any of its Subsidiaries) or Bond Street (or any of its Subsidiaries) taken with the prior written consent of the other party or otherwise specifically permitted by this Agreement, provided, in respect of clauses (iii), (iv) and (v), that such Person and its Subsidiaries, taken as a whole, are not adversely affected by such changes, actions or omissions, as applicable, disproportionately to their competitors.

(c)           Subsidiaries.  AC Bank is a wholly-owned Subsidiary of AC Financial and is a federal savings bank duly organized and validly existing under the laws of the United States and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted.  The number of authorized, issued and outstanding shares of capital stock of AC Bank is set forth in Section 5.02(c) of the Disclosure Schedules, all of which issued and outstanding shares are owned by AC Financial, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.  AC Financial has no other Subsidiaries, other than as set forth in Section 5.02(c) of the Disclosure Schedules.  Section 5.02(c) of the Disclosure Schedules sets forth the number of authorized, issued and outstanding shares of capital stock of each Subsidiary of AC Financial other than AC Bank and the stockholder(s) thereof.  Each Subsidiary of AC Financial other than AC Bank is duly qualified to conduct business in each jurisdiction where the nature of such Subsidiary’s business requires such qualification under applicable law.  There are no options, warrants or rights outstanding to acquire any capital stock of any Subsidiary of AC Financial, and no person or entity has any other right to purchase or acquire any unissued shares of stock of any Subsidiary of AC Financial, nor does any Subsidiary of AC Financial have any obligation of any nature with respect to its unissued shares of stock.  Except for the ownership of readily marketable securities and Federal Home Loan Bank stock and as set forth in Section 5.02(c) of the Disclosure Schedules, neither AC Financial nor any of its Subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

(d)           Certain Regulatory Matters.  Except as set forth in Section 5.02(d) of the Disclosure Schedules, neither AC Financial nor any of its Subsidiaries is subject to, or has received any notice that it may become subject to, any cease-and-desist or other order issued by, consent or other agreement or memorandum of understanding with, or commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any federal or state agency charged with the supervision or regulation of financial institutions or their holding companies or engaged in the insurance of financial institution deposits or any other Governmental Agency having supervisory or regulatory authority with respect to AC Financial or any of its Subsidiaries.

(e)           Regulatory Reports.  Except as set forth in Section 5.02(e) of the Disclosure Schedules, since January 1, 2008, AC Financial and its Subsidiaries, and Atlantic Coast Federal Corporation, the predecessor to AC Financial (“AC Federal”), and its Subsidiaries, have filed all material reports and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the Office of Thrift Supervision, (ii) the OCC, (iii) the Federal Deposit Insurance Corporation (the “FDIC”), (iv) the Federal Reserve, (v) the Nasdaq Stock Market, and (vi) any other Governmental Authority with jurisdiction over AC Financial, AC Federal or any of their respective Subsidiaries, including the Securities and Exchange Commission (the “SEC”).  As of their respective dates each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  For purposes of this Agreement, “Governmental Authority” means any federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

(f)           SEC Documents; Off-Balance Sheet Arrangements; Controls.  AC Financial’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2010 and 2011, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by AC Financial or any of its Subsidiaries subsequent to June 18, 2010 (including, for the avoidance of doubt, all reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries through the Effective Time), under the Securities Act of 1933, as amended (“Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), in the form filed (collectively the “AC Financial SEC Documents”), and AC Federal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and all other reports, registration statements, definitive proxy statements or information statements filed by AC Federal or any of its Subsidiaries subsequent to December 31, 2009 (collectively the “Predecessor SEC Documents” and together with the AC Financial SEC Documents, the “AC SEC Documents”), as of the date filed, (A) as to form complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of AC Financial or AC Federal, as applicable, contained in or incorporated by reference into any of the AC SEC Documents (including the related notes and schedules thereto) fairly presents the financial position of AC Financial and its Subsidiaries, or AC Federal and its Subsidiaries, as applicable, as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of AC Financial or AC Federal, as applicable, contained in or incorporated by reference into any of the AC SEC Documents (including any related notes and schedules thereto), fairly presents the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of AC Financial and its Subsidiaries, or AC Federal and its Subsidiaries, as applicable, for periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject in the case of unaudited statements to normal recurring year-end audit adjustments which are not material in nature or amount (such balance sheets or statements of condition, statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements (in each case including the related notes and schedules thereto), in the case of AC Financial, the “AC Financial Financial Statements,” and in the case of AC Federal, the “AC Federal Financial Statements”).

(1)           Section 5.02(f)(1) of the Disclosure Schedules sets forth, and AC Financial has delivered to Bond Street, copies of all documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K promulgated under the Securities Act) effected by AC Financial or any of its Subsidiaries, or AC Federal and any of its Subsidiaries, since December 31, 2009.  Each of Crowe Horwath LLP and McGladrey, L.L.P., which has expressed its opinion with respect to certain of the AC Financial Financial Statements (including the related notes), has advised AC Financial that throughout the relevant periods covered by such financial statements it has been (A) an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (B) “Independent” with respect to AC Financial within the meaning of Regulation S-X.

(2)           AC Financial has delivered to Bond Street copies in the form filed with the SEC, unless publicly available on the SEC’s website, of (A) the Annual Reports on Form 10-K for each fiscal year of AC Financial or AC Federal since the fiscal year ended December 31, 2009, (B) the Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of AC Financial or AC Federal referred to in clause (A) above, (C) all proxy statements relating to meetings of stockholders (whether annual or special) of AC Financial or AC Federal held, and all information statements relating to stockholder consents requested or obtained, since the beginning of the fiscal year ended December 31, 2009, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Bond Street pursuant to this Section 5.02(f)), filed by AC Financial or AC Federal with the SEC since the beginning of the first fiscal year referred to above, and (F) all comment letters received by AC Financial or AC Federal from the Staff of the SEC since December 31, 2009, and all responses to such comment letters by or on behalf of AC Financial or AC Federal.

(3)           AC Financial maintains disclosure controls and procedures as defined in Rule 13a-15 or 15d-15 under the Exchange Act, which controls and procedures are effective to ensure that all material information concerning AC Financial and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of AC Financial’s filings with the SEC and other public disclosure documents. To AC Financial’s Knowledge, except as disclosed in the AC SEC Documents, each director and executive officer of AC Financial or AC Federal has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2009.

(4)           AC Financial has disclosed, based on its most recent evaluation prior to the date hereof, to AC Financial’s auditors and the audit committee of AC Financial’s Board of Directors, and set forth or referenced in Section 5.02(f)(4) of the Disclosure Schedules, (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect AC Financial’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in AC Financial’s internal controls over financial reporting.

(5)           Except as set forth in Section 5.02(f)(5) of the Disclosure Schedules, the records, systems, controls, data and information of AC Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of AC Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the AC Financial SEC Documents filed with the SEC prior to the date hereof, AC Financial and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, and as of the date hereof, AC Financial has not identified any material weaknesses in the design or operation of internal controls over financial reporting.

(6)           Except as set forth in Section 5.02(f)(6), since December 31, 2011, AC Financial and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement as permitted hereunder.

(7)           Except as set forth in Section 5.02(f)(7) of the Disclosure Schedules, since December 31, 2011, (A) AC Financial and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.02 or otherwise), is reasonably likely to have a Material Adverse Effect on AC Financial or any of its Subsidiaries.

(8)           Except as set forth in Section 5.02(f)(8) of the Disclosure Schedules, since December 31, 2011, AC Financial has not paid or declared any dividend or made any other distribution to stockholders or taken any action which if taken after the date of this Agreement would require the prior written consent of Bond Street pursuant to Section 4.01 hereof.

(g)           No Undisclosed Liabilities.  Except as set forth in Section 5.02(g) of the Disclosure Schedules, neither AC Financial nor any of its Subsidiaries has any material liability, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due required in accordance with GAAP to be reflected in audited consolidated statements of financial condition of AC Financial or the notes thereto, except (i) for liabilities fully set forth or reserved against on the face of the balance sheet contained in the AC Financial Financial Statements as of and for the period ending September 30, 2012, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of AC Financial or its Subsidiaries in accordance with past practice since the date of the most recent balance sheet included in the AC Financial Financial Statements, which such fluctuations in the aggregate are not material to AC Financial and its Subsidiaries taken as a whole, and (iii) for liabilities relating to the transactions contemplated by this Agreement.

(h)           Tax Matters.  Except as set forth in Section 5.02(h) of the Disclosure Schedules:

(1)           (x) Each of AC Financial and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as defined herein) required to be filed by it, and such Tax Returns are correct and complete in all material respects, and (ii) paid in full or made adequate provision in the AC Financial Financial Statements (in accordance with GAAP) for all Taxes (as defined herein), whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of AC Financial or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of AC Financial or any of its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided in the AC Financial Financial Statements.

(2)           Neither AC Financial nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is AC Financial or AC Federal) filing a consolidated Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(3)           Except as set forth in Section 5.02(h) of the Disclosure Schedules, neither AC Financial nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(4)           No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to AC Financial or any of its Subsidiaries.

(5)           Neither AC Financial nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(6)           All Taxes required to be withheld, collected or deposited by or with respect to AC Financial and its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(7)           Neither AC Financial nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(8)           Neither AC Financial nor any of its Subsidiaries filed a consent prior to January 1, 2004 to the application of Section 341(f) of the Code.

(9)           For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(10)           For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

(i)           Legal Proceedings.  Except (i) as set forth in Section 5.02(i) of the Disclosure Schedules and (ii) for foreclosure and other collection proceedings commenced in the ordinary course of business consistent with past practice by AC Bank and its Subsidiaries with respect to Loans in default with respect to which no claims have been asserted against AC Financial or any of its Subsidiaries, there is no litigation, claim or other proceeding before any arbitrator or Governmental Authority pending or, to the Knowledge of AC Financial or any of its Subsidiaries, threatened, against AC Financial or any of its Subsidiaries, or to which the property of AC Financial or any of its Subsidiaries is or would be subject involving the payment of a monetary amount, individually or in the aggregate, in excess of $100,000, or a request for specific performance, injunctive relief or other equitable relief.  No litigation, claim or other proceeding set forth in Section 5.02(i) of the Disclosure Schedules is material to AC Financial or any of its Subsidiaries.  As of the date hereof, neither AC Financial nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of AC Financial, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against AC Financial or any of its Subsidiaries that are reasonably likely to have a Material Adverse Effect on the ability of AC Financial or AC Bank to consummate the Company Merger or the Subsidiary Merger, as applicable.  The term “Knowledge” when used with respect to a party means the actual knowledge and belief, after due inquiry, of such party’s directors, chief executive officer, chief financial officer and executive vice presidents and the directors, chief executive officers, chief financial officers and executive vice presidents of such party’s Subsidiaries.

(j)           Loan Matters.  To the Knowledge of AC Financial, each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to AC Financial or any of its Subsidiaries (i) has been made for good, valuable and adequate consideration in the ordinary course of business, (ii) is evidenced by Loan Documentation (as defined herein) that is genuine and what it purports to be, (iii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (each such person, an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iv) is secured, to the extent AC Financial or any of its Subsidiaries has or is said to have a security interest in collateral or a mortgage securing such Loan, by a perfected security interest or recorded mortgage naming AC Financial or such Subsidiary as the secured party or mortgagee. For the purposes of this Agreement, “Loan Documentation” means, with respect to any Loan, all Loan files material to such Loan and all documents included in AC Financial’s or its applicable Subsidiary’s file or imaging system with respect to, and material to, such Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification and similar documentation), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(1)           Each Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant Loan Documentation, AC Bank’s underwriting standards (and, in the case of Loans held for resale to investors, with the underwriting standards, if any, of the applicable investors) and applicable requirements of law.

(2)           Except as set forth in Section 5.02(j)(2) of the Disclosure Schedules, none of the agreements pursuant to which AC Financial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the Obligor on any such Loan.

(3)           AC Financial and each of its Subsidiaries, to the extent applicable, is approved and is in good standing as a supervised mortgagee by the Department of Housing and Urban Development (“HUD”) to originate Title I FHA mortgage loans.

(4)           Neither AC Financial nor any of its Subsidiaries is now subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or any other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither AC Financial nor any of its Subsidiaries has received any notice, nor do they have any reason to believe, that Fannie Mae or Freddie Mac proposed to limit or terminate the underwriting authority of AC Financial or any of its Subsidiaries or to increase the guarantee fees payable to such investor.

(5)           AC Financial and each of its Subsidiaries is in compliance in all material respects with all applicable laws including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(6)           To the Knowledge of AC Financial, (i) each Loan included in a pool of Loans originated, acquired or serviced by AC Financial or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool, (ii) all such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, except where the time for certification or recertification has not yet expired, and (iii) no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(7)           Except as set forth in Section 5.02(j)(7) of the Disclosure Schedules, as of September 30, 2012, neither AC Financial nor any of its Subsidiaries had a Loan in excess of $250,000 that has been classified by regulatory examiners or management of AC Bank as “Substandard,” “Doubtful” or “Loss” or a Loan in excess of $250,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability.  The most recent Loan watch list of AC Financial and each of its Subsidiaries and a list of all Loans in excess of $250,000 that any of them has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status, are set forth in Section 5.02(j)(7) of the Disclosure Schedules.

(8)           The reserves, the allowance for Loan and lease losses and the carrying value for real estate owned that are shown in the AC Financial Financial Statements are adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on Loans and leases outstanding and real estate owned as of the respective dates of such AC Financial Financial Statements.

(9)           Except as set forth in Section 5.02(j)(9) of the Disclosure Schedules and except for Federal Home Loan Bank stock, none of the investments reflected in the AC Financial Financial Statements as of and for the nine months ended September 30, 2012, and none of the investments made by AC Financial or any of its Subsidiaries since September 30, 2012, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of AC Financial or such Subsidiary to dispose freely of such investment at any time.

(10)           Set forth in Section 5.02(j)(10) of the Disclosure Schedules is an accurate and complete list of all Loans in which AC Financial or any of its Subsidiaries has any participation interest or that have been made with or through another financial institution on a recourse basis against AC Financial or any such Subsidiary.

(k)           Properties, Contracts and Other Agreements.  Section 5.02(k) of the Disclosure Schedules sets forth and in all material respects accurately describes the following:

(1)           Each contract or agreement requiring payments to be made by AC Financial or any of its Subsidiaries in excess of $50,000 per annum or $100,000 over the remaining term of such contract or agreement;

(2)           Each parcel of real property owned by AC Financial or any of its Subsidiaries and the principal buildings and structures located thereon;

(3)           Each lease of real property to which AC Financial or any of its Subsidiaries is a party, including the parties thereto, the annual rental payable, the term and expiration date thereof and a brief description of the property covered;

(4)           Each loan or credit agreement, indenture, conditional sales contract or other title retention agreement or security agreement relating to money borrowed by AC Financial or any of its Subsidiaries;

(5)           Each guaranty by AC Financial or any of its Subsidiaries of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business consistent with past practice and letters of credit issued by AC Bank in the ordinary course of business consistent with past practice) or any warranty or indemnification agreement (excluding customary indemnification provisions included in contracts with vendors entered into in the ordinary course of business consistent with past practice);

(6)           Each agreement between AC Financial or any of its Subsidiaries and any present and former officer, director or holder of greater than 5% of the AC Financial Common Stock;

(7)           Each lease or license with respect to personal property to which AC Financial or any of its Subsidiaries is a party, whether as lessee or lessor or licensee or licensor, providing for an annual payment in excess of $50,000;

(8)           The name and annual salary and other compensation, in effect as of the date hereof, of each director, officer and employee of, or independent contractor or consultant to, AC Financial and each of its Subsidiaries and any employment or consulting agreement or arrangement, written or oral, with respect to each such person; and

(9)           Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of AC Financial or any of its Subsidiaries not referred to elsewhere in this Section 5.02 that (i) involves payment by AC Financial or such Subsidiary (other than as disbursement of loan proceeds to customers) of more than $50,000 annually or over the remaining term thereof unless, in either case, terminable within thirty (30) days without premium or penalty; (ii) involves payments based on revenues or profits of AC Financial or such Subsidiary, unless terminable within thirty (30) days without premium or penalty; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) was not made in the ordinary course of business consistent with past practice.

Final and complete copies of each document, plan or contract set forth in Section 5.02(k) of the Disclosure Schedules have been provided to Bond Street.  In addition, (i) each such document, plan or contract is valid and binding on AC Financial or its applicable Subsidiary and, to the Knowledge of AC Financial, each other party thereto, and is in full force and effect, except to the extent such document, plan or contract or any portion thereof has expired in accordance with its terms, (ii) AC Financial or such Subsidiary has performed all material obligations required to be performed by it to date under each such document, plan or contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of AC Financial or such Subsidiary or, to the Knowledge of AC Financial, any other party thereto, under any such document, plan or contract.

(l)           Absence of Certain Changes.  Except as set forth in 5.02(l) of the Disclosure Schedules, since September 30, 2012, the business of AC Financial and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any action taken, or committed to be taken, by AC Financial or any of its Subsidiaries that, if taken or committed to be taken between the date hereof and the Effective Time, would require the prior consent of Bond Street pursuant to Section 4.01.

(m)           Compliance with Law.  AC Financial and each of its Subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and to conduct such businesses in material compliance with, and AC Financial and each of its Subsidiaries have conducted their businesses at all times in material compliance with, all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Consent Order, dated August 10, 2012, by and between AC Bank and the OCC.

(n)           Employment Agreements.  Except as set forth in Section 5.02(n) of the Disclosure Schedules, neither AC Financial nor any of its Subsidiaries is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any director, officer, employee, agent, independent contractor, consultant or other person or entity which, by its terms, is not terminable by AC Financial or such Subsidiary on thirty (30) days’ written notice or less without the payment of any amount or other benefits by reason of such termination, including the acceleration or vesting or termination of risk of forfeiture of any equity or other award or compensation.

(o)           Employee Matters and ERISA.

(1)           Except as set forth in Section 5.02(o)(1) of the Disclosure Schedules, neither AC Financial nor any of its Subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of AC Financial or any of its Subsidiaries and, to the Knowledge of AC Financial, there is no present effort or existing proposal to attempt to unionize any group of employees of AC Financial or any of its Subsidiaries.

(2)           Except as set forth in Section 5.02(o)(2) of the Disclosure Schedules: (i) AC Financial and each of its Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and to their Knowledge neither AC Financial nor any of its Subsidiaries is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against AC Financial or any of its Subsidiaries pending or, to the Knowledge of AC Financial, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the Knowledge of AC Financial, threatened against or directly affecting AC Financial or any of its Subsidiaries; and (iv) neither AC Financial nor any of its Subsidiaries has experienced any work stoppage or other such labor difficulty during the past five (5) years.

(3)           Except as set forth in Section 5.02(o)(3) of the Disclosure Schedules, neither AC Financial nor any of its Subsidiaries maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any multiemployer plan (as defined in Section 3(37) of ERISA), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of AC Financial or any of its Subsidiaries (the “AC Financial Employee Plans”).  To the Knowledge of AC Financial, no present or former director or employee of AC Financial or any of its Subsidiaries has been charged with breaching a fiduciary duty under any of the AC Financial Employee Plans.  Except as set forth in Section 5.02(o)(3) of the Disclosure Schedules, neither AC Financial nor any of its Subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan.  AC Financial has provided to Bond Street an accurate and complete copy of each written plan or program set forth in Section 5.02(o)(3) of the Disclosure Schedules.  AC Financial has also provided or made available to Bond Street, with respect to each such plan or program to the extent available to AC Financial or its Subsidiaries, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) descriptions of all current participants in such plans and programs and all participants with benefit entitlements under such plans and programs, (iv) contracts with third party administrators, trustee(s), investment advisors and custodians relating to plan documents, (v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent available date, (vii) the most recent determination letters from the IRS, (viii) the most recent annual reports filed with the IRS, (ix) registration statements on Form S-8 and prospectuses thereunder and (x) trust agreements.

(4)           All liabilities of the AC Financial Employee Plans have been funded or accrued on the basis of consistent methods in accordance with GAAP.  No actuarial assumptions with respect thereto have been changed since the last written report of actuaries on such AC Financial Employee Plans.  All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) with respect thereto have been paid in full, subject only to normal retrospective adjustments in the ordinary course.  Except as may be noted on the AC Financial Financial Statements, to the Knowledge of AC Financial, neither AC Financial nor any of its Subsidiaries has contingent or actual liabilities under Title IV of ERISA as of September 30, 2012.  No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the AC Financial Employee Plans to which said Section 302 of ERISA or Section 412 of the Code apply, whether or not waived, nor does AC Financial or any of its Subsidiaries have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by AC Financial or by any person which may be aggregated with AC Financial for purposes of Section 412 of the Code.  No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the AC Financial Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation.  To the Knowledge of AC Financial, no claim is pending or threatened or imminent with respect to any AC Financial Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which AC Financial or any of its Subsidiaries would be liable after December 31, 2011, except as is fully reflected in the AC Financial Financial Statements.  Neither AC Financial nor any of its Subsidiaries has liability for excise taxes under Sections 4971, 4975, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof, 4976 (provided, however, that this shall not include any excise tax imposed under regulations under the Health Reform Act respecting employer payment of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if such regulations have not been promulgated by the Effective Time), 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any AC Financial Employee Plan.  All AC Financial Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, including ERISA and the Code.

(p)           Title to Properties; Insurance.  Except as set forth in Section 5.02(p) of the Disclosure Schedules: (i) AC Financial and each of its Subsidiaries have good and marketable title, free and clear of all liens, charges and encumbrances (except liens, charges or encumbrances reflected in the AC Financial Financial Statements and easements, rights-of-way and other restrictions that do not have a Material Adverse Effect on AC Financial and each Subsidiary, taken as a whole) to all of their owned real properties; (ii) all leasehold interests for real property and any material personal property used by AC Financial or any of its Subsidiaries in its businesses are held pursuant to lease agreements that are valid and enforceable in accordance with their terms; and (iii) to the Knowledge of AC Financial, all such properties comply in all material respects with all applicable private agreements, and zoning requirements and other applicable laws relating thereto and there are no condemnation proceedings pending or, to the Knowledge of AC Financial, threatened with respect to such properties.  All insurable properties owned or held by AC Financial and its Subsidiaries are adequately insured by reputable insurers against fire and other risks customarily insured against, including public liability insurance, in customary and sufficient amounts appropriate for the operations of AC Financial and its Subsidiaries.  Section 5.02(p) of the Disclosure Schedules sets forth, for each policy of insurance maintained by AC Financial and each of its Subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

(q)           Environmental Matters.

(1)           As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which AC Financial or any of its Subsidiaries has done business or owned, leased or operated property, including, without limitation, the Federal Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Occupational Safety and Health Act.

(2)           Except as set forth in Section 5.02(q) of the Disclosure Schedules, to the Knowledge of AC Financial, neither the conduct nor operation of AC Financial or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by AC Financial or any of its Subsidiaries violates or violated Environmental Laws in any respect material to the business of AC Financial or any of its Subsidiaries and no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate (or potentially obligate) AC Financial or any of its Subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property.  Except as set forth in Section 5.02(q) of the Disclosure Schedules, neither AC Financial nor any of its Subsidiaries has received any notice from any person or entity that AC Financial or such Subsidiary or the operation or condition of any property ever owned, leased or operated by AC Financial or any of its Subsidiaries is or was in violation of any Environmental Laws or that it is responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

(r)           Intellectual Property.

(1)           Section 5.02(r)(1) of the Disclosure Schedules lists: (i) all registered Trademarks, and all pending applications for Trademarks; (ii) all Domain Names; (iii) issued Patents and any pending applications for Patents; and (iv) all registered Copyrights or any pending applications for Copyrights, in each case, owned by AC Financial or any of its Subsidiaries (collectively, the “Owned Intellectual Property Rights”).

(2)           Patents.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AC Financial or any of its Subsidiaries:

A.           All of the issued Patents, and pending applications for Patents, of AC Financial and each of its Subsidiaries are currently in material compliance with all filing and fee requirements of the applicable Governmental Authority.

B.           To the Knowledge of AC Financial, no Patent of AC Financial or any of its Subsidiaries has been or is currently involved in any interference, reissue or reexamination proceeding and no such action is threatened with respect to any of such Patents.

C.           No Patent of AC Financial or any of its Subsidiaries is currently alleged to infringe any Patent of any third party, and to the Knowledge of AC Financial, no Patent of AC Financial or any of its Subsidiaries is currently being infringed.

(3)           Trademarks.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AC Financial or any of its Subsidiaries:

A.           All registered Trademarks, and pending applications for Trademarks, of AC Financial and its Subsidiaries are currently in material compliance with all filing and fee requirements of the applicable Governmental Authority.

B.           To the Knowledge of AC Financial, no Trademark of AC Financial or any of its Subsidiaries is currently involved in any opposition, infringement, cancellation or other proceeding and no such proceeding is currently threatened with respect to any of such Trademarks.

C.           No Trademark of AC Financial or any of its Subsidiaries is currently alleged to infringe, misappropriate or otherwise violate any Trademark of any other third party, and to the Knowledge of AC Financial, no Trademark of AC Financial or any of its Subsidiaries is currently infringed, misappropriated or otherwise violated.

(4)           Copyrights.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AC Financial or any of its Subsidiaries:

A.           No Copyright of AC Financial or any of its Subsidiaries is currently the subject of any proceeding and, to the Knowledge of AC Financial, no such proceeding is currently threatened with respect to any Copyright of AC Financial or any of its Subsidiaries.

B.           To the Knowledge of AC Financial, no Copyright of AC Financial or any of its Subsidiaries is currently alleged to infringe, misappropriate or otherwise violate any Copyright of any other third party, and no Copyright of AC Financial or any of its Subsidiaries is currently infringed, misappropriated or violated.

(5)           Domain Names.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AC Financial or any of its Subsidiaries:

A.           All registered Domain Names of AC Financial and its Subsidiaries are currently in material compliance with all filing and fee requirements of the applicable registry.

B.           No Domain Name of AC Financial or any of its Subsidiaries is currently the subject of any dispute resolution or other proceeding and, to the Knowledge of AC Financial, no such proceeding is currently threatened with respect to any such Domain Name.

(6)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AC Financial or any of its Subsidiaries:

A.           AC Financial and its Subsidiaries are the sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Liens.  The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of AC Financial and each of its Subsidiaries as currently conducted.  The consummation of the transactions contemplated by this Agreement will not terminate any material Owned Intellectual Property Rights or any material Licensed Intellectual Property Rights.

B.           None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of AC Financial, all such Owned Intellectual Property Rights are valid and enforceable.

For purposes of this Agreement, “Intellectual Property Rights” means (i) all domestic and foreign copyrights, whether registered or unregistered, including all registrations and applications therefor, all moral rights, and all rights to register and obtain renewals and extensions of copyright registrations (“Copyrights”); (ii) all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, applications and patents issuing therefrom, all inventions and improvements described therein, any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent (“Patents”); (iii) all domestic and foreign trademarks, trade dress, service marks, trade names, logos, slogans, designs, and any other indicia of source or sponsorship of goods or services related to the above, in any and all forms, all registrations and applications therefor and all goodwill related to the foregoing (“Trademarks”); (iv) all domain name registrations (“Domain Names”); (v) any proprietary formula, design, know-how, methods, techniques, computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), vendor lists, customer lists, databases and compilations, including any and all data and collections of data and all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world (“Trade Secrets”); and (vi) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.  For purposes of this Agreement, “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to AC Financial or any of its Subsidiaries.

(s)           Brokerage.  With the exception of fees payable to Stifel, Nicolaus & Company, Incorporated or its affiliates pursuant to arrangements previously disclosed to Bond Street, there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by AC Financial or any of its Subsidiaries.

(t)           Statements True and Correct.  None of the information supplied or to be supplied by AC Financial or any of its Subsidiaries for inclusion in (i) the Proxy Statement (as defined herein), and (ii) any other documents to be filed with any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of AC Financial and at the time of the AC Financial Stockholders Meeting (as defined herein), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  All documents that AC Financial or any of its Subsidiaries is responsible for filing with any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

(u)           Books and Records.  The books and records of AC Financial and its Subsidiaries have been fully, properly and accurately maintained in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(v)           Deposit Insurance.  The deposits of AC Bank are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Act, as amended, and AC Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

(w)           Takeover Laws and Provisions.  AC Financial has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state or any provision in any document applicable to AC Financial.

(x)           401(k) Plan.  The AC Financial 401(k) Plan (as defined herein) has no outstanding indebtedness.

(y)           Covered Security.  AC Financial Common Stock is a “covered security” as defined in Section 18(b)(1)(A) of the Securities Act.

(z)           Related Party Transactions.  AC Financial has filed with the AC Financial SEC Documents all agreements with affiliates of AC Financial that are required to be so filed by the Securities Act and the rules and regulations of the SEC promulgated thereunder, or the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable. As of the date hereof, no Loans to any affiliate of AC Financial are presently in default or, during the three year period prior to the date of this Agreement, have been in default or have been restructured, modified or extended.  As of the date hereof, neither AC Financial nor any of its Subsidiaries has been notified that principal and interest with respect to any such Loan will not be paid when due or that the Loan grade classification accorded such Loan by AC Financial or any of its Subsidiaries is considered incorrect by any applicable Governmental Authority.

(aa)           Interest Rate Risk Management Instruments.  (i) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of AC Financial or any of its Subsidiaries or for the account of any customer of AC Financial or any of its Subsidiaries (each, a “Derivatives Contract”), were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Authorities and with counterparties reasonably believed to be financially responsible at the time, and are legal, valid and binding obligations of AC Financial or such Subsidiary and, to the Knowledge of AC Financial, each of the counterparties thereto, are enforceable in accordance with their terms, and are in full force and effect, (ii) AC Financial or such Subsidiary and, to the Knowledge of AC Financial, the counterparties thereto, have duly performed their respective obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to the Knowledge of AC Financial, there are no breaches, violations or defaults or allegations or assertions thereof by any party thereunder.

(bb)           Community Reinvestment Act.  AC Bank received a rating of at least “Satisfactory” in connection with its last Community Reinvestment Act examination, and is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act.

(cc)           Credit Card Accounts.  Except as set forth in Section 5.02(cc) of the Disclosure Schedules, neither AC Financial nor any of its Subsidiaries originates, maintains or administers credit card accounts.

(dd)           Merchant Processing.  Except as set forth in Section 5.02(dd) of the Disclosure Schedules, neither AC Financial nor any of its Subsidiaries provides merchant credit card processing services to any merchants.

5.03           Representations and Warranties of Bond Street and FCB

.  Except as set forth in Section 5.03 of the Disclosure Schedules (which Disclosure Schedules shall identify the specific section of this Agreement to which such disclosure pertains), Bond Street and FCB hereby represent and warrant, jointly and severally, to AC Financial and AC Bank as follows:

(a)           Organization .  Bond Street is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.  Bond Street is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended.

(b)           Authorization and No Default.  Bond Street’s Board of Directors has, by all appropriate action, approved this Agreement and the Company Merger, and the Subsidiary Merger Agreement and Subsidiary Merger (on behalf of Bond Street as the sole shareholder of FCB), and authorized the execution of this Agreement on behalf of Bond Street by its duly authorized officers and the performance by Bond Street of its obligations hereunder.  FCB’s Board of Directors has, by all appropriate action, approved this Agreement, the Subsidiary Merger Agreement and the Subsidiary Merger and authorized the execution hereof and of the Subsidiary Merger Agreement on behalf of FCB by its duly authorized officers and the performance by FCB of its obligations hereunder and under the Subsidiary Merger Agreement.  Nothing in the certificate of incorporation, articles of association or bylaws of Bond Street or FCB, as amended, as applicable, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Bond Street or FCB, as applicable, is bound or subject would prohibit Bond Street or FCB, as applicable, from consummating this Agreement, the Company Merger or the Subsidiary Merger on the terms and conditions herein contained.  This Agreement has been duly and validly executed and delivered by Bond Street and FCB and constitutes a legal, valid and binding obligation of Bond Street and FCB, enforceable against Bond Street and FCB in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by judicial discretion in applying principles of equity.  No other corporate acts or proceedings are required to be taken by Bond Street or FCB, as applicable, to authorize the execution, delivery and performance of this Agreement and the Subsidiary Merger Agreement.  Except for the requisite approval of and notice to, the OCC and any required notice or application to the Federal Reserve, no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by Bond Street or the Subsidiary Merger by FCB.  Bond Street and FCB are neither in default under, nor in violation of, any provision of their respective certificate of incorporation or articles of association or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which could not individually or in the aggregate have a Material Adverse Effect on the ability of Bond Street or FCB to consummate the Company Merger or the Subsidiary Merger, as applicable.

(c)           FCB.  FCB is a wholly-owned Subsidiary of Bond Street and is a national banking association duly organized and validly existing under the laws of the United States and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted.

(d)           Statements True and Correct.  None of the information supplied or to be supplied by Bond Street or FCB for inclusion in (i) the Proxy Statement, and (ii) any other documents to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of AC Financial and at the time of the AC Financial Stockholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  All documents that Bond Street or FCB are responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

(e)           Legal Proceedings.  As of the date hereof, neither Bond Street nor FCB is a party to any, and there are no pending or, to the Knowledge of Bond Street or FCB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Bond Street or FCB that are reasonably likely to have a Material Adverse Effect on the ability of Bond Street or FCB to consummate the Company Merger or the Subsidiary Merger, as applicable.

(f)           Certain Regulatory Matters.  Neither Bond Street nor FCB is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Authority that is reasonably likely to have a Material Adverse Effect on the ability of Bond Street or FCB to consummate the Company Merger or the Subsidiary Merger, as applicable.

(g)           Financing.  Bond Street will have available to it at the Effective Time immediately available funds in an amount necessary to consummate the transactions contemplated by this Agreement.

Article VI
Covenants

6.01           Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of AC Financial, AC Bank, Bond Street and FCB agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Company Merger and the Subsidiary Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

6.02           Regulatory Matters.  (a)  AC Financial shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC a proxy statement relating to the matters to be submitted to the stockholders of AC Financial at the AC Financial Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”).

(b)           Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Company Merger and the Subsidiary Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Authorities.  AC Financial and Bond Street shall have the right to review in advance, and to the extent practicable each will consult the other regarding, in each case subject to applicable laws relating to the exchange of information, all the information relating to AC Financial and its Subsidiaries, Bond Street and FCB, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each of AC Financial and its Subsidiaries on one hand, and Bond Street and FCB, on the other hand, will keep the other reasonably apprised of the status of matters relating to consummation of the transactions contemplated hereby.

(c)           Bond Street and AC Financial shall, upon request, furnish each other with all information concerning themselves, FCB and AC Bank, respectively, their respective Subsidiaries, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Bond Street, FCB, AC Financial or AC Bank to any Governmental Authority in connection with the Company Merger and Subsidiary Merger and the other transactions contemplated by this Agreement, and each of Bond Street and AC Financial, as applicable, will promptly correct any such information in the event it becomes materially false or misleading.

(d)           Bond Street and AC Financial shall promptly furnish each other with copies of all written communications received by Bond Street and AC Financial, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authority in respect of the transactions contemplated by this Agreement.

6.03           Access to Information.  Upon reasonable notice and subject to applicable laws relating to the exchange of information, AC Financial shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Bond Street access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (other than minutes discussing the transactions contemplated by this Agreement), and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of AC Financial or such Subsidiary, and, during such period, AC Financial shall, and shall cause each of its Subsidiaries to, make available to Bond Street all other information concerning its business, properties and personnel as Bond Street may reasonably request. In addition, during the period prior to the Effective Time, AC Financial shall permit employees of Bond Street reasonable access to and participation in material discussions relating to problem Loans, Loan restructurings, Loan workouts and similar matters and other activities of AC Financial and each of its Subsidiaries relating to their respective assets and liabilities; provided that neither Bond Street nor any Bond Street employee shall have any decision-making authority with respect to such matters.

6.04           Stockholder Approval.  AC Financial shall duly schedule and call a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement (the “AC Financial Stockholders Meeting”) for the purpose of obtaining the approval of the AC Financial stockholders at the AC Financial Stockholders Meeting with respect to this Agreement and the transactions contemplated hereby and, except as specifically provided hereby, shall take all lawful action, including retaining a nationally recognized proxy solicitation firm acceptable to Bond Street, to solicit the approval and adoption of this Agreement and the transactions contemplated hereby by such stockholders.  The Board of Directors of AC Financial shall recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of AC Financial (the “AC Financial Recommendation”); provided, however, that the Board of Directors of AC Financial may (x) withdraw, modify, qualify in any manner adverse to Bond Street, condition or refuse to make such recommendation (collectively, a “Change in AC Financial Recommendation”) or (y) take any other action or make any other public statement in connection with the AC Financial Stockholders Meeting inconsistent with such recommendation, in each case only if the Board of Directors of AC Financial determines in good faith, based upon the opinion of counsel and after consultation with its outside financial advisors, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations under the MGCL.

6.05           Acquisition Proposals.  From the date of this Agreement: i)  AC Financial agrees that neither it nor any of its Subsidiaries nor any of their respective officers and directors shall, or shall authorize any of their respective employees, agents or representatives (including any investment banker, attorney or accountant retained by any of them) to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization (which, for the avoidance of doubt, shall for all purposes of this Agreement be deemed to include any rights offering, issuance or sale of securities of AC Financial (other than issuances permitted pursuant to Section 4.01ii)) or similar transaction), liquidation, dissolution or similar transaction involving AC Financial or any of its Subsidiaries, other than any such transaction permitted by Section 4.01, or any sale of any capital stock of AC Bank or any other Subsidiary of AC Financial or 20% or more of the consolidated assets (including in such calculation stock of Subsidiaries of AC Financial) of AC Financial and its Subsidiaries, taken as a whole, or any issuance or sale of, or tender or exchange offer for, voting securities of AC Financial or any of its Subsidiaries that, if consummated, would result in any person (or the stockholders of any person) beneficially owning securities representing 10% or more of total voting power of the securities of AC Financial (or of the surviving parent entity in such transaction) or any of its Subsidiaries (any such proposal or offer (other than a proposal or offer made by Bond Street) being hereinafter referred as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt by any person to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or publicly propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 6.05(a), in the event that, prior to the date of the AC Financial Stockholders Meeting, AC Financial receives an unsolicited bona fide Acquisition Proposal, AC Financial may, prior to the AC Financial Stockholders Meeting, (1) furnish or cause to be furnished confidential information or data, (2) participate in such negotiations or discussions, (3) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (4) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal if AC Financial’s Board of Directors concludes in good faith after consultation with its financial advisors and outside legal counsel that, in the case of any action described in clause (3) or (4) above, such Acquisition Proposal constitutes a Superior Proposal (as defined herein) and, in the case of any action described in clause (i) or (ii) above, such action is reasonably likely to result in an Acquisition Proposal that constitutes a Superior Proposal; provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, AC Financial shall have entered into a confidentiality agreement with such third party on terms no less favorable to AC Financial than the Confidentiality Agreement, dated August 17, 2012, by and between Bond Street and Stifel, Nicolaus & Company, Incorporated, on behalf of AC Financial (the “Confidentiality Agreement”).

(b)           Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the adoption of this Agreement by AC Financial’s stockholders in accordance with this Agreement, AC Financial’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that was not solicited in violation of Section 6.05(a), that such proposal is a Superior Proposal, AC Financial or its Board of Directors may terminate this Agreement; provided, however, that AC Financial shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless AC Financial prior to or concurrently with such termination pursuant to this Section 6.05(b) pays to Bond Street the fee payable pursuant to Section 9.03; and provided, further, however, that AC Financial shall not exercise its right to terminate this Agreement pursuant to this Section 6.05(b) until after five (5) Business Days following the provision of written notice to Bond Street advising Bond Street that AC Financial’s Board of Directors intends to cause AC Financial to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and that AC Financial shall, during such five (5) Business Day period, negotiate in good faith with Bond Street to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

(c)           For purposes of this Agreement, “Superior Proposal” with respect to AC Financial means a bona fide written Acquisition Proposal which the Board of Directors of AC Financial concludes in good faith, after consultation with its financial advisors and outside legal counsel, advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including the amount and form of consideration, timing of payment, any break-up fees, expense reimbursement provisions, the conditions to consummation and the likelihood of consummation), is more favorable to the stockholders of AC Financial from a financial point of view than the transactions contemplated by this Agreement.

(d)           AC Financial will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Bond Street with respect to any Acquisition Proposal or other transaction similar to or as an alternative to or in substitution for the transactions contemplated by this Agreement.  AC Financial will promptly (and in any event within one (1) Business Day) following the receipt of any Acquisition Proposal, or of any inquiry which could reasonably be expected to lead to an Acquisition Proposal, advise Bond Street of the material terms thereof, including the name of the person making such Acquisition Proposal or inquiry, and will keep Bond Street reasonably apprised of any material developments related thereto.

(e)           Nothing contained in this Agreement shall prevent AC Financial or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal.

6.06           Press Releases.  Each of AC Financial and Bond Street agrees that it will not, without the prior approval of the other party, issue any press release or make any other public statement relating to the transactions contemplated hereby (except for any release or statement that, in the opinion of outside legal counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement).

6.07           Title Insurance and Surveys.  AC Financial shall deliver to Bond Street prior to the Effective Date copies of the most recent owner’s closing title insurance binder or abstract and surveys on each parcel of real estate set forth in Section 5.02(k)(2) of the Disclosure Schedules, or such other evidence of title as may be reasonably acceptable to Bond Street.  AC Financial will also provide to Bond Street upon request any updates or new policies, abstracts or surveys on any such real estate as Bond Street shall reasonably request.  Bond Street shall make any such requests for new policies, abstracts or surveys within twenty (20) days after the date hereof, and agrees to pay the reasonable costs of any such policies, abstracts or surveys so requested.

6.08           Notification of Certain Matters.  Each of AC Financial and AC Bank, on one hand, and Bond Street and FCB, on the other hand, shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

6.09           Employee Benefits.  AC Financial and AC Bank, on the one hand, and Bond Street  and FCB, on the other hand, will cooperate fully with each other to ensure an orderly transition with respect to the Employee Plans in connection with the Company Merger and Subsidiary Merger.  Without limiting the foregoing, AC Financial will comply with any request by Bond Street to (a) timely amend each of the Employee Plans, as necessary, to exclude Bond Street or FCB employees from eligibility to participate in any such AC Financial Employee Plan on and after the Effective Date; (b) terminate, effective on the Effective Date, any Employee Plan designated by Bond Street; (c) provide any notice or execute any amendment necessary or appropriate to effect the substitution of Bond Street as the sponsor of (and, if applicable, contract holder with respect to) any Employee Plan designated by Bond Street; and (d) in accordance with written instructions from Bond Street, provide information to, and solicit elections from, employees of AC Financial and AC Bank with respect to their participation in Bond Street benefit plans on and after the Effective Date.  In addition, AC Financial will take such steps as may be necessary or appropriate to cause the Merger Consideration paid to the ESOP trustee with respect to the shares of AC Financial Common Stock held in the ESOP suspense account that are not allocable to participants' accounts as a result of loan payments made by the ESOP trustee prior to the Effective Date to be used to pay indebtedness of the ESOP.

6.10           Compliance.  AC Financial and AC Bank will comply with applicable law and the terms of the relevant Employee Plan with respect to the voting of any AC Financial Common Stock held by any such plan.

6.11           Employment Agreements.   Certain employment agreements or arrangements to which AC Financial or AC Bank are parties shall be amended or terminated and replaced as of the Effective Time as described in Section 6.11 of the Disclosure Schedules.

6.12           Employee Matters.

(a)           Following the Effective Time, Bond Street will give each employee of the AC Financial or AC Bank as of the Effective Time who continues employment with the Surviving Corporation or the Surviving Bank (each, a “Continuing Employee,” and collectively, the “Continuing Employees”) credit for prior service with AC Financial or AC Bank, to the extent described in Section 6.12(a) of the Disclosure Schedules, for purposes of (a) eligibility and vesting under any Surviving Entity Employee Plan (as defined below), (b) determination of benefit levels under any Surviving Entity Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Surviving Entity Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits.  In addition, the Surviving Corporation and the Surviving Bank, as applicable, shall waive, or cause to be waived, as to Continuing Employees, any limitations on benefits relating to pre-existing conditions as of the Effective Date to the same extent such limitations are waived under any comparable plan of Bond Street or FCB, as applicable, and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.  For purposes of this Agreement, the term “Surviving Entity Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other written plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other material forms of incentive or deferred compensation, vacation benefits, health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits).

(b)           With respect to any accrued but unused vacation time to which any Continuing Employee is entitled pursuant to the vacation policy applicable to such Continuing Employee immediately prior to the Effective Time (the “AC Vacation Policy”), Bond Street and FCB, as applicable, shall allow such Continuing Employee to use such accrued and unused vacation time; provided, however, that if Bond Street or FCB determine that the AC Vacation Policy is more favorable to the Continuing Employees than the vacation policy maintained by Bond Street and FCB, as applicable, Bond Street and FCB may disallow a Continuing Employee from taking such accrued vacation and shall be liable for and pay in cash to each such Continuing Employee an amount equal to such accrued and unused vacation time in accordance with the AC Vacation Policy.

(c)           From the Effective Time through December 31, 2013, (i) the Surviving Corporation and the Surviving Bank, as applicable, shall provide to all Continuing Employees, to the extent they remain employed during such period, benefits (other than equity-based or other compensation) that are in the aggregate substantially comparable to the benefits provided by AC Financial and AC Bank, as applicable, to the Continuing Employees immediately prior to the Effective Time.

(d)           Notwithstanding the foregoing or any other provision in this Agreement, in no event shall anything in this Agreement be construed to (a) provide any Continuing Employee with a right to continued employment by the Surviving Corporation or the Surviving Bank, (b) preclude the Surviving Corporation or the Surviving Bank from amending or terminating any plan, program or arrangement following the Effective Time, or (c) confer any rights or benefits whatsoever on any person other than the parties to this Agreement.

6.13           Directors’ and Officers’ Indemnification and Insurance.

(a)           Bond Street and FCB agree that all rights to indemnification, advancement of expenses and exculpation by AC Financial now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of AC Financial and its Subsidiaries (each an “Indemnified Party”), in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof, in each case to the extent fully disclosed in the Disclosure Schedules, shall be assumed by the surviving corporation in the Company Merger or the Subsidiary Merger, as the case may be, without further action, at the Effective Time and shall survive and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding subject thereto is pending or asserted or any claim subject thereto made during such period, until the final disposition of such proceeding or claim.

(b)           For six years after the Effective Date, to the fullest extent permitted under applicable law, the surviving corporation in the Company Merger or the Subsidiary Merger, as the case may be (each an “Indemnifying Party”), shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in such Indemnified Party’s capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Indemnifying Party’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable law; provided, however, that the Indemnifying Party will not be liable for any settlement effected without the surviving corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c)           AC Financial shall obtain, at or prior to the Effective Time, and effective on and after the Effective Time, a prepaid, fully-earned and non-cancellable “tail” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time with a claims period of six (6) years from the Effective Time, covering each person who is covered by any such policy of AC Financial on the date of this Agreement, in each case to the extent fully disclosed in the Disclosure Schedules, with the coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of AC Financial and its Subsidiaries than those of the directors’ and officers’ liability insurance policy in effect on the date of this Agreement; provided, however, that AC Financial shall not expend pursuant to this Agreement more than an amount equal to 300% of the annual premium paid by AC Financial for coverage for its current policy year for such insurance, and if the premium therefor would be in excess of such amount, AC Financial shall purchase such “tail” policy with the greatest coverage available as to matters occurring prior to the Effective Time as is available for a cost not exceeding that premium amount.

(d)           The obligations of the surviving corporations under this Section 6.13 shall survive the consummation of the Company Merger and the Subsidiary Merger and shall not be terminated or modified in such a manner as to materially adversely affect any Indemnified Party to whom this Section 6.13 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.13 applies shall be third party beneficiaries of this Section 6.13, each of whom may enforce the provisions of this Section 6.13).

(e)           In the event either of the surviving corporations or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person, then, in either such case, proper provision shall be made so that the successors and assigns of such surviving corporation shall assume all of the obligations of such surviving corporation set forth in this Section 6.13.  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to law, contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to AC Financial or its officers, directors and employees, it being understood and agreed that the indemnification provided or in this Section 6.13 is not prior to, or in substitution to, any such claims under any such policies.

Article VII
Conditions to Consummation of the Company Merger

7.01           Conditions to Each Party’s Obligation to Effect the Company Merger.  The respective obligations of each of Bond Street and AC Financial to consummate the Company Merger are subject to the fulfillment, or written waiver by Bond Street and AC Financial prior to the Effective Time, of each of the following conditions:

(a)           Stockholder Approval.  This Agreement and the actions and transactions contemplated hereby shall have been duly approved by the affirmative vote of the holders of the requisite number of the outstanding AC Financial Shares entitled to vote thereon in accordance with applicable law, and the articles of incorporation and bylaws of AC Financial.

(b)           Governmental and Regulatory Consents.  All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Company Merger and the Subsidiary Merger, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction that would have a Material Adverse Effect on either Bond Street or AC Financial.

(c)           Third Party Consents. All consents and approvals set forth in Section 7.01(c) of the Disclosure Schedules shall have been obtained and shall be in full force and effect. All other consents or approvals of persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Company Merger and the Subsidiary Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bond Street or AC Financial, as applicable.

(d)           No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

7.02           Conditions to Obligation of AC Financial. The obligation of AC Financial to consummate the Company Merger is also subject to the fulfillment, or written waiver by AC Financial prior to the Effective Time, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Bond Street and FCB set forth in this Agreement which are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Bond Street and FCB set forth in this Agreement which are not so qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and AC Financial shall have received a certificate, dated the Effective Time, signed on behalf of Bond Street by a member of the Office of Chief Executive Officer and the Chief Financial Officer of Bond Street to such effect.

(b)           Performance of Obligations of Bond Street and FCB.  Bond Street and FCB shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and AC Financial shall have received a certificate, dated the Effective Time, signed on behalf of Bond Street by a member of the Office of Chief Executive Officer and the Chief Financial Officer of Bond Street to such effect.

(c)           Opinion of Counsel.  AC Financial shall have received an opinion, dated the Effective Date, of Kramer Levin Naftalis & Frankel LLP and/or Willkie Farr & Gallagher LLP, Counsel to Bond Street, in substantially the same form as that attached hereto as Exhibit D.

(d)           Fairness Opinion. AC Financial’s Board of Directors shall have been issued by Stifel Nicolaus, financial advisor to AC Financial, as of the date of mailing of the Proxy Statement, a written opinion confirming the written fairness opinion delivered at or prior to the date hereof to the effect that the Merger Consideration to be received by the AC Financial stockholders in the Company Merger is fair to the AC Financial stockholders from a financial point of view.

7.03           Conditions to Obligation of Bond Street.  The obligation of Bond Street to consummate the Company Merger is also subject to the fulfillment, or written waiver by Bond Street prior to the Effective Time, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of AC Financial and AC Bank set forth in this Agreement which are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of AC Financial and AC Bank set forth in this Agreement which are not so qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and Bond Street shall have received a certificate, dated the Effective Time, signed on behalf of AC Financial by the Chief Executive Officer and the Chief Financial Officer of AC Financial to such effect.

(b)           Performance of Obligations of AC Financial.  AC Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Bond Street shall have received a certificate, dated the Effective Time, signed on behalf of AC Financial by the Chief Executive Officer and the Chief Financial Officer of AC Financial to such effect.

(c)           Opinion of Counsel.  Bond Street shall have received an opinion, dated the Effective Date, of Luse Gorman Pomerenk & Schick, P.C., Counsel to AC Financial, in substantially the same form as that attached hereto as Exhibit E.

Article VIII
Closing

8.01           Deliveries by AC Financial at Closing.  At the closing of the Company Merger (the “Closing”), AC Financial shall deliver to Bond Street:

(a)           certified copies of the articles of incorporation, charter and bylaws of AC Financial and AC Bank, respectively;

(b)           the officers’ certificates required by Sections 7.03(a) and 7.03(b) hereof;

(c)           a certified copy of the resolutions of AC Financial’s Board of Directors, as required for valid approval of the execution of this Agreement and the consummation of the Company Merger;

(d)           a certified copy of the resolutions of AC Bank’s Board of Directors and written consent of the sole stockholder of AC Bank, as required for valid approval of the execution of this Agreement, the Subsidiary Merger Agreement and the consummation of the Subsidiary Merger;

(e)           a certificate of the Department of Assessments and Taxation of the State of Maryland, dated not more than five (5) Business Days prior to the Effective Date, stating that AC Financial is in good standing under the laws of the State of Maryland;

(f)           Certificates of the OCC and the FDIC, dated not more than five (5) Business Days prior to the Effective Date, affirming the valid existence and the FDIC insurance of deposits of AC Bank;

(g)           Certificates of Merger duly executed on behalf of AC Financial reflecting the terms and provisions of this Agreement in proper form for filing with the Secretary of State of the State of Delaware and the Department of Assessments and Taxation of the State of Maryland in order to cause the Company Merger to become effective pursuant to the DGCL and MGCL;

(h)           the Subsidiary Merger Agreement and Certificates of Merger relating to the Subsidiary Merger duly executed on behalf of AC Bank in proper form for filing with appropriate Governmental Authorities;

(i)           the opinion of Luse Gorman Pomerenk & Schick, P.C., Counsel to AC Financial, in substantially the same form as that attached hereto as Exhibit E; and

(j)           such other documents as Bond Street or its counsel may reasonably request.

8.02           Deliveries by Bond Street at the Closing.  At the Closing, Bond Street shall deliver to AC Financial:

(a)           the officers’ certificates required by Section 7.02(a) and (b) hereof;

(b)           a certified copy of the resolutions of Bond Street’s Board of Directors authorizing the execution of this Agreement and the consummation of the Company Merger;

(c)           a certified copy of the resolutions of FCB’s Board of Directors and its sole stockholder authorizing the execution of this Agreement, the Subsidiary Merger Agreement and the consummation of the Subsidiary Merger;

(d)           Certificates of Merger duly executed on behalf of Bond Street reflecting the terms and provisions of this Agreement in proper form for filing with the Secretary of State of the State of Delaware and the Department of Assessments and Taxation of the State of Maryland in order to cause the Company Merger to become effective pursuant to the DGCL and MGCL;

(e)           the Subsidiary Merger Agreement and Certificates of Merger relating to the Subsidiary Merger duly executed on behalf of FCB in proper form for filing with appropriate Governmental Authorities;

(f)           the opinion of Kramer Levin Naftalis & Frankel LLP and/or Willkie Farr & Gallagher LLP, Counsel to Bond Street, in substantially the same form as that attached hereto as Exhibit D;

(g)           Certificates of the OCC and the FDIC, dated not more than five (5) Business Days prior to the Effective Date, affirming the valid existence and the FDIC insurance of deposits of FCB; and

(h)           such other documents as AC Financial or its counsel may reasonably request.

Article IX
Termination

9.01           Termination.  This Agreement may be terminated and the Company Merger and the Subsidiary Merger may be abandoned:

(a)           Mutual Consent.  At any time prior to the Effective Time, by the mutual written consent of Bond Street and AC Financial.

(b)           Breach.  At any time prior to the Effective Time, by Bond Street in writing if AC Financial or AC Bank has, or by AC Financial or AC Bank in writing if Bond Street or FCB has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein such that the conditions set forth in Section 7.02(a) or 7.02(b), in the case of such a breach by Bond Street or FCB, or Section 7.03(a) or 7.03(b), in the case of such a breach by AC Financial or AC Bank, would not be satisfied, unless such breach has been or may be, and is, cured within thirty (30) days after written notice of such breach.

(c)           Delay.  At any time prior to the Effective Time, (i) by Bond Street in the event that AC Financial shall not have filed a substantially complete Proxy Statement with the SEC within thirty (30) days after the date of this Agreement, (ii) by Bond Street in the event that the Company Merger is not consummated by June 30, 2013 (provided that if all conditions to consummation of the Company Merger have been fulfilled other than the approval of any Governmental Authority, and if the delay in approval by such Governmental Authority is not attributable to the actions, inactions or circumstances of AC Financial or AC Bank, such date shall be extended from June 30, 2013 to September 30, 2013), (iii) by Bond Street in the event that any Governmental Authority shall have issued a restraining order or injunction or taken any other action enjoining or otherwise prohibiting (x) the consummation of the Company Merger, the Subsidiary Merger or the other transactions contemplated by this Agreement, (y) the AC Financial Stockholders Meeting or the solicitation of proxies in connection therewith, or (z) any other material action required to complete the transactions contemplated by this Agreement, and such order, injunction or other action shall not have been lifted, dissolved or terminated within twenty-one (21) days, or (iv) by either Bond Street or AC Financial in the event that the Company Merger is not consummated by September 30, 2013, in each case except to the extent that the failure of the Company Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d)           No Approval.  By AC Financial or Bond Street in the event (1) the approval of any Governmental Authority required for consummation of the Company Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or (2) the stockholder approval contemplated by Section 6.04 is not obtained on or before May 24, 2013 (or on or before June 21, 2013 to the extent that mailing of the definitive Proxy Statement has been delayed by substantive review and comment by the SEC staff); provided, however, that neither AC Financial nor Bond Street shall be entitled to terminate this Agreement under this section unless it has complied with all of its obligations under this Agreement with respect to the Proxy Statement and the AC Financial Stockholder Meeting.

(e)           Failure to Recommend, Etc.  By Bond Street if (1) the Board of Directors of AC Financial shall not have recommended approval of this Agreement to its stockholders within thirty (30) days after the date of this Agreement, or (2) at any time prior to the receipt of the approval of AC Financial’s stockholders contemplated by Section 6.04, AC Financial’s Board of Directors shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Bond Street (whether in accordance with Section 6.04 or otherwise).

(f)           Acceptance of Superior Proposal.  By AC Financial, if AC Financial shall have entered into a definitive agreement with a third party with respect to a Superior Proposal; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to AC Financial if it has breached or is then in breach of Section 6.05.

(g)           Certain Events.  By Bond Street if there shall have occurred (i) any general suspension of trading or limitation on prices on the Nasdaq Global Market or any national securities exchange, (ii) any banking moratorium or suspension in payments in respect of banks in the United States, or (iii) any material acceleration or worsening of any of the foregoing.

9.02           Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Company Merger and the Subsidiary Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 9.03 and 10.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement or gross negligence, in each case giving rise to such termination, unless such party is obligated to pay and has paid the Fee pursuant to Section 9.03.

9.03           Liquidated Damages.  If (1) Bond Street terminates this Agreement pursuant to Section 9.01(e) or (2) AC Financial terminates this Agreement pursuant to Section 9.01(f), then, within five (5) Business Days of such termination, AC Financial shall pay Bond Street by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy, the amount of $650,000 (the “Fee”).  If (i) this Agreement is terminated by reason of the failure of AC Financial to receive stockholder approval of the Company Merger, and (ii) if, within twelve (12) months after the date of such termination, an Acquisition Proposal or any change in control of AC Financial is consummated, which had been proposed (or is with or involving a party that had proposed an Acquisition Proposal to AC Financial) at any time not more than twelve (12) months prior to such date of termination, then AC Financial shall pay the Fee to Bond Street by wire transfer in immediately available funds within three (3) Business Days of the consummation of such Acquisition Proposal or change in control.  (For purposes of this Section 9.03, a “change in control” relating to an Acquisition Proposal of AC Financial shall be deemed to have taken place if: (w) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities representing more than twenty-five percent (25%) of the then-issued and outstanding common stock of AC Financial or the combined voting power of the then-outstanding AC Financial Shares, whether through a tender offer or otherwise; (x) there occurs any consolidation or merger in which AC Financial is not the continuing or surviving corporation (except for a merger in which the holders of AC Financial’s Common Stock and/or other voting stock immediately prior to the merger have the same proportionate ownership of common and/or other voting stock of the surviving corporation immediately after the merger); (y) there occurs any consolidation or merger in which AC Financial is the surviving corporation but in which shares of its common and/or other voting stock would be converted into cash or securities of any other corporation or other property or if its stockholders own less than fifty percent (50%) of the outstanding common stock immediately after the transaction; or (z) there occurs any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or a majority of the capital stock of AC Bank or all or substantially all of the assets of AC Financial.

Article X
Miscellaneous

10.01           Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except (i) for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time (including, without limitation, the obligation of AC Financial to pay the Fee in accordance with Section 9.03), and (ii) for this Article X.

10.02           Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.03           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Bond Street or FCB, to:

Bond Street Holdings, Inc.
2500 Weston Road, Suite 300
Weston, FL 33331
Attn: Paul Burner
Phone: 954-984-3350
Facsimile: 954-389-3120

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York  10036
Attn: Peter G. Smith, Esq.
Phone: 212-715-9100
Facsimile: 212-715-8000

If to AC Financial or AC Bank, to:

Atlantic Coast Financial Corporation
10151 Deerwood Park Blvd
Building 200, Suite 100
Jacksonville, Florida  32258
Attn: G. Thomas Frankland
Phone: 904-998-5000
Facsimile: 904-564-4084

With copies to:

McGuireWoods LLP
Bank of America Tower
50 North Laura Street, Suite 3300
Jacksonville, Florida 32202-3661
Attn: Halcyon E. Skinner, Esq.
Phone: 904-798-2626
Facsimile: 904-360-6324

and

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C. 20015
Attn: Richard S. Garabedian, Esq.
Phone: 202-274-2030
Facsimile: 202-362-2902

10.04           Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Reference to “applicable law” shall include all applicable federal, state and local law (whether statutory or common), rules and regulations.  No provision of this Agreement shall be construed to require AC Financial, AC Bank, Bond Street, FCB or any of their affiliates to take any action which would violate or conflict with any applicable law.

10.05           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.06           Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Company Merger by the stockholders of AC Financial; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.07           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.08           Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

10.09           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

10.10           Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.11           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise expressly provided for herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.12           Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 10.03. Each of AC Financial and Bond Street hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.03 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

[Remainder intentionally blank; Signatures follow.]

[Page intentionally blank; Signatures follow.]

IN WITNESS WHEREOF, Bond Street, FCB, AC Financial and AC Bank have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

BOND STREET HOLDINGS, INC.

By:	/s/ Kent S. Ellert
Name: Kent S. Ellert
Title: President and Chief Operating Officer

FLORIDA COMMUNITY BANK, N.A.

By:	/s/ Kent S. Ellert
Name: Kent S. Ellert
Title: President and Chief Executive Officer

ATLANTIC COAST FINANCIAL CORPORATION

By:	/s/ G. Thomas Frankland
Name: G. Thomas Frankland
Title: President and Chief Executive Officer

ATLANTIC COAST BANK

By:	/s/ G. Thomas Frankland
Name: G. Thomas Frankland
Title: Chairman, President and Chief Executive Officer

Each of the undersigned directors of AC Financial hereby agrees in his individual capacity but not as a director, subject to his fiduciary obligations as a director, to vote all AC Financial Shares which he has a right to vote (and to use his best efforts to cause all additional AC Financial Shares owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of AC Financial Shares with the purpose of avoiding his agreements set forth in the preceding sentence. This provision shall be of no further force or effect upon the termination of the Agreement pursuant to Section 9.01.

Name:

Name:

Name

Name:

Name:

Name:

Name:

EXHIBIT A

Certificate of Merger and Articles of Merger in customary form for transactions of this nature consistent with this Agreement and Plan of Merger, including a Plan of Merger to the extent required, prepared by Bond Street and reasonably acceptable to AC Financial.

EXHIBIT B

Agreement and Plan of Subsidiary Merger in customary form for transactions of this nature consistent with this Agreement and Plan of Merger, prepared by Bond Street and reasonably acceptable to AC Financial.

EXHIBIT C

Summary Terms of Escrow Agreement

1.Escrow Agent:	A nationally recognized bank or trust company appointed by Bond Street and reasonably acceptable to AC Financial.

2.Escrow Fund:	An amount in cash sufficient to make all payments of the Escrowed Merger Consideration of $2.00 per share, as and when due.

3.Application of Escrow Fund:	The Escrow Fund shall be disbursed as follows:

(a)First, to Bond Street from time to time to the extent, if any, of any losses (including without limitation all expenses of contesting, investigating, defending or settling any such matter, reasonable attorneys’ fees and any indemnification of officers and directors) incurred by Bond Street or AC Financial or any of their respective Affiliates arising out of or relating to any claims (including without limitation any form of judicial or regulatory proceeding) by or on behalf of any holder or former holder of AC Financial Common Stock or other securities of AC Financial, or any Affiliate of any such holder or former holder, whether relating to the transactions contemplated by the Merger Agreement or otherwise, net of any payments actually received under insurance policies covering such losses.

(b)Second, the balance (the “Escrow Payment Amount”) to the former holders of AC Financial Common Stock otherwise entitled to receive Escrowed Merger Consideration in accordance with the terms of the Merger Agreement.

4.Duration of Escrow:	Until the later of (i) one (1) year after the Closing, or (ii) in the event of any pending claim subject to 3(a) above, until the final resolution of such claim.

EXHIBIT D

Form of Legal Opinion – Bond Street Counsel

1.
Bond Street is (a) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended.

2.	FCB is a national banking association formed under the laws of the United States and is authorized to transact the business of banking.

3.	Each of Bond Street and FCB has the corporate power to execute and deliver each of the Transaction Documents1 to which it is a party and to perform its respective obligations thereunder.

4.	Each of the Transaction Documents to which it is a party and the transactions contemplated thereby have been duly authorized by each of Bond Street and FCB.

5.
Each of the Transaction Documents to which it is a party has been duly executed and delivered by each of Bond Street and FCB and constitutes a valid and binding obligation of each of Bond Street and FCB, enforceable against each of them in accordance with its terms.

6.
The execution and delivery by Bond Street and FCB of each of the Transaction Documents to which it is a party, and the consummation by Bond Street and FCB of the transactions contemplated thereby, do not:  (i) result in the violation of the certificate of incorporation, bylaws or charter, as applicable, of Bond Street or FCB; or (ii) result in the violation of any Relevant Law (as hereinafter defined).

7.
The execution and delivery by Bond Street and FCB of each of the Transaction Documents to which it is a party, and the consummation by Bond Street and FCB of the transactions contemplated thereby, do not require approval from or any filings with any Governmental Agency under any Relevant Law, other than [●].

1 Definition of “Transaction Documents” to consist of Merger Agreement and Escrow Agreement.

EXHIBIT E

Form of Legal Opinion – AC Financial Counsel

1.
AC Financial is (a) a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (b) a savings and loan holding company registered with the Board of Governors of the Federal Reserve System under the Home Owners’ Loan Act, as amended, and (c) duly licensed and authorized to conduct business under the laws of the State of Maryland.

2.	AC Bank is a federal savings bank duly organized and validly existing under federal law.

3.	Each of AC Financial and AC Bank has the corporate power to execute and deliver each of the Transaction Documents2 to which it is a party and to perform its respective obligations thereunder.

4.	Each of the Transaction Documents to which it is a party and the transactions contemplated thereby have been duly authorized by each of AC Financial and AC Bank.

5.
Each of the Transaction Documents to which it is a party has been duly executed and delivered by each of AC Financial and AC Bank and constitutes a valid and binding obligation of each of AC Financial and AC Bank, enforceable against each of them in accordance with its terms.

6.
The execution and delivery by AC Financial and AC Bank of each of the Transaction Documents to which it is a party, and the consummation by AC Financial and AC Bank of the transactions contemplated thereby, do not:  (a) result in the violation of the certificate of incorporation, bylaws or charter, as applicable, of AC Financial or AC Bank; (b) result in the violation of any Relevant Law (as hereinafter defined); or (c) breach or result in a default under any agreement, instrument or other document filed or incorporated by reference as an exhibit to AC Financial’s Annual Report on Form 10-K for the year ended December 31, 2011, or any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed in respect of a period subsequent to December 31, 2011, or result in the acceleration of (or entitle any party to accelerate) any indebtedness of AC Financial or AC Bank or creation or imposition of a lien on any property or assets of AC Financial or AC Bank thereunder.

7.
The execution and delivery by AC Financial and AC Bank of each of the Transaction Documents to which it is a party, and the consummation by AC Financial and AC Bank of the transactions contemplated thereby, do not require approval from or any filings with any Governmental Agency under any Relevant Law, other than [●].

8.
[Except as set forth on Schedule [●], and] to our knowledge, neither AC Financial nor AC Bank is party to any action or proceeding pending or threatened in writing with respect to any of the Transaction Documents to which it is a party or any of the transactions contemplated thereby.

2 Definition of “Transaction Documents” to consist of Merger Agreement and Escrow Agreement.

9.
The authorized capital stock of AC Financial consists of 100,000,000 shares of common stock, par value $0.01 per share (“AC Financial Common Stock”), of which 2,629,061 shares are issued and outstanding as of the date hereof, and 25,000,000 shares of preferred stock, par value $0.01, of which no shares are issued and outstanding as of the date hereof.

10.
The authorized capital stock of AC Bank consists of 9,000,000 shares of common stock, par value $0.01 per share (“AC Bank Common Stock”), of which 1,000 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock, par value $0.01, of which no shares are issued and outstanding as of the date hereof.

11.	The shares of AC Financial Common Stock and AC Bank Common Stock issued and outstanding immediately prior to the Effective Time are validly issued, fully paid and nonassessable.

12.	The deposit accounts of AC Bank are insured by the Federal Deposit Insurance Corporation under the provisions of the Federal Deposit Insurance Act.